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                                                                    Exhibit 3.12



                          CERTIFICATE OF CORRECTION TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                            OSAGE SYSTEMS GROUP, INC.
                        FILED UNDER SECTION 103(f) OF THE
                        DELAWARE GENERAL CORPORATION LAW

         It is hereby certified that:

         1. The present name of the Corporation is OSAGE SYSTEMS GROUP, INC. (the "Corporation"). The Corporation was originally incorporated under the name of "Pacific Rim Entertainment, Inc." by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on May 22, 1992. A Certificate of Designation of Series D Convertible Preferred Stock was filed on December 31, 1998 (the "Series D Certificate of Designation") which requires correction as permitted by subsection (f) of Section 103 of the GCL.

         2. The Series D Certificate of Designation filed December 31, 1998 included certain inaccuracies and shall be corrected as set forth below.

                  a. The phrase "any accrued but unpaid dividends at the rate of" shall be added to Section III.A of the Series D Certificate of Designation so that such section reads as follows:

         "In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Company's Common Stock or any other class or series of capital stock (subject to and after making provision for the rights and preferences of the existing shares of Series A $3.00 Convertible Preferred Stock, Series C Convertible Preferred Stock), holders of each share of Series D Preferred Stock shall be entitled to receive out of the assets available for distribution to shareholders $1,000 plus any accrued but unpaid dividends at the rate of eight percent per annum thereon from the Issuance Date (as defined below) to the Trading Day (as defined below) immediately prior to such liquidation, dissolution or winding up of the Company (the "LIQUIDATION AMOUNT")."

                  b. The phrases "average of the" and "five Trading Days immediately preceding" shall be added to, and the phrase "Closing Bid Price of the Common Stock calculated as of" shall be deleted from, the end of the definition of "Conversion Price" in Section V.B of the Series D Certificate of Designation so that such definition reads as follows:

         "The "CONVERSION PRICE" shall mean, as to each share of Series D Preferred Stock, $1,000 divided by the Closing Bid Price determined as of the Issuance Date, notwithstanding when the event of conversion occurs. However, only in the event the Company fails to comply with the redemption provisions provided in Section XII.A. below in any manner whatsoever, the Conversion Price in connection with that number of shares of Preferred Stock which are subject to such a redemption shall be equal to the lesser of (A) the Conversion Price calculated in accordance with the preceding sentence, or (B) 80% of the average of the three lowest closing
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bid prices of the Common Stock (as reported by Bloomberg, LP or if not so reported as set forth in the definition of Closing Bid Price above) during the five Trading Days immediately preceding the Conversion Date."

                  c. A new Section V.D shall be added to the Series D Certificate of Designation as follows, which has the consequence of renumbering Sections V.D, V.E., V.F., V.G., V.H., V.I., V.J. and V.K as Sections V.E., V.F., V.G., V.H., V.I., V.J., V.K and V.L, respectively:

         "D. If the Company, at any time while any shares of Series D Preferred Stock are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine outstanding Common Stock into a smaller number of shares, then the Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment to the Conversion Price made pursuant to this
Section V(D) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination."

                  d. The phrase "(except as provided pursuant to Section V(F) below)" shall be added to Section V.E (which was formerly Section V.D prior to the renumbering described in paragraph c above of this Certificate of Correction) of the Series D Certificate of Designation so that such section reads as follows:

         "E. If the nature and/or character of the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (except as provided pursuant to Section V(F) below), then and in each such event, the holders of Series D Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holders would have received had their shares of Series D Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change."

                  e. The phrases "for the period ending" and "(the "Computation Date")" shall be added to, and the phrase "(the "150% Period")" shall be deleted from, the second paragraph of Section XI.A of the Series D Certificate of Designation so that such paragraph reads as follows:

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         "In the event the Closing Bid Price of the Common Stock as calculated for the period ending on the date set forth in the Forced Conversion Notice (the "Computation Date") is equal to or greater than 150% of the Conversion Price, the Company may force conversion by the holders of shares of Series D Preferred Stock at the Conversion Price; provided that the Company may not initiate another forced conversion pursuant to the provisions of this Subsection more than once every 30 calendar days and no single forced conversion shall exceed 50% of the total number of shares of Series D Preferred Stock issued by the Company. A Forced Conversion Notice shall not be deemed to affect or otherwise reduce the holders' conversion rights as set forth herein as to the shares of Series D Preferred Stock not subject to a Forced Conversion Notice."

                  f. The phrase "Computation Date" shall be added to, and the phrase "expiration of the 150% Period" shall be deleted from, the Section XI.B of the Series D Certificate of Designation so that such section reads as follows:

         "B. The Company shall effect such forced conversions pro rata amongst the holders according to the number of shares of Series D Preferred Stock held by each holder of Series D Preferred Stock. The Forced Conversion Notice must be delivered via facsimile by the Company prior to 12:00 p.m. Pacific Time on the second Trading Day immediately following the Computation Date referred to in
Section XI. A. above. A Forced Conversion Notice shall be deemed delivered on
(i) the Trading Day the Company faxes the notice and receives confirmation of transmission thereof prior to 12:00 p.m. Pacific Time on such day, or (ii) the immediately succeeding Trading Day if the Company receives confirmation of transmission of the notice after 12:00 p.m. Pacific Time on a Trading Day or at any time on a day which is not a Trading Day. No Forced Conversion Notice may be deemed delivered, on a day that is not a Trading Day. Once the Company has exercised its right to force conversion of the Preferred Stock by giving a Forced Conversion Notice to the holder as set forth above it shall be deemed irrevocable. The Company will deliver, or instruct its transfer agent to deliver, the certificates representing shares of Common Stock issuable upon the forced conversion of any share of Series D Preferred Stock (together with the certificates representing the share or shares of Series D Preferred Stock not so converted) to the holder thereof via reputable overnight courier, by electronic transfer or otherwise within five Business Days after the date of delivery of the Forced Conversion Notice. In the event the Company fails to timely deliver the shares of Common Stock due upon a forced conversion on one occasion, such failure will negate the effect of the Forced Conversion Notice and thereafter, as a result, the Company shall have waived its right to serve a Forced Conversion Notice upon that particular holder at any time in the future."

                  g. Section XI.F of the Series D Certificate of Designation shall be deleted and replaced in its entirety with the following:

         "F. In the event that a Forced Conversion Notice served on a holder would result in the holder becoming the "beneficial owner" (as defined under applicable SEC regulations) of more than 4.99% of the number of shares of Common Stock then outstanding, then, unless the

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holder agrees otherwise in writing, such Forced Conversion Notice shall be effective only with respect to that number of shares of Common Stock into which the Series D Preferred Stock is convertible by virtue of such Forced Conversion Notice which, together with all shares already "beneficially owned" by such holder, constitute 4.99% or less of the number of shares of Common Stock then outstanding."

                  h. Section XIII of the Series D Certificate of Designation shall be amended and restated in its entirety to read as follows:

         "XIII. 4.99% Limitation. The number of shares of Common Stock which may be acquired by any holder upon conversion pursuant to the terms herein shall not exceed the number of such shares which, when aggregated with all other shares of Common Stock then owned by holder, inclusive of all other shares of Common Stock then held by such holder but exclusive of all other securities convertible into or exercisable for shares of Common Stock that are held by but have not been converted or exercised by such holder, would result in any holder owning more than 4.99% of the then issued and outstanding Common Stock. The preceding shall not interfere with any holder's right to convert the Series D Preferred Stock over time which in the aggregate totals more than 4.99% of the then outstanding shares of Common Stock so long as such Investor does not own more than 4.99% of the then outstanding Common Stock at any given time. The foregoing limitation shall not apply to the Automatic Conversion provision contained herein."


         IN WITNESS WHEREOF, the undersigned has signed this Certificate of Correction on this 9th day of February, 1999.



ATTEST:                                     OSAGE SYSTEMS GROUP, INC.


/s/ John Iorillo                            /s/ Jack R. Leadbeater
----------------                            ----------------------
John Iorillo,                               Jack R. Leadbeater,
Assistant Secretary                         Chief Executive Officer

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